Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas 40th Floor New York, New York 10019-6022 O: 212.999.5800 F: 212.999.5899
April 23, 2021
KnowBe4, Inc.
33 N. Garden Avenue
Clearwater, FL 33755
Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by KnowBe4, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Class A common stock, par value $0.00001 per share (“Class A Common Stock”) and Class B common stock, par value $0.00001 per share (“Class B Common Stock”), consisting of: (i) 14,102,633 shares of Class A Common Stock and 14,102,633 shares of Class B Common Stock reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”); (ii) 17,886,365 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (iii) 3,350,000 shares of Class A Common Stock reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan (the “2021 ESPP” and together with the 2016 Plan and the 2021 Plan, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
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Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation